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                                                                      Exhibit 23



                      Consent of Independent Accountants


    We consent to the incorporation by reference in the registration statements of Nobel Education Dynamics, Inc. (formerly The Rocking Horse Child Care Centers of America, Inc.) and subsidiaries on Form S-3 (File No. 33-73496) and Forms S-8 (File Nos. 33-21859, 33-44888 and 33-64701 of our report, dated February 14, 1996, except for Note 15, as to which the date is March 14, 1996 and Note 16 as to which the date is March 5, 1996, on our audits of the consolidated financial statements of Nobel Education Dynamics, Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which report is included in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand, L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 29, 1996